Issuer Free Writing Prospectus
Dated January 11, 2011
Filed Pursuant to Rule 433
Registration Statement No. 333-167632
January 2011 Second Step Conversion and Offering 1 Issuer Free Writing Prospectus Dated January 11, 2011 Filed Pursuant to Rule 433 Registration Statement No. 333-167632

Forward-Looking Statements 2 This presentation is for informational purposes only and does not constitute an offer to sell nor a solicitation of an offer to buy shares of common stock of Atlantic Coast Financial Corporation. The offer is made only by the prospectus. Please refer to the prospectus dated November 12, 2010. Atlantic Coast Financial Corporation has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 877-643-8197. The shares of common stock of Atlantic Coast Financial Corporation are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Forward-Looking Statements -Looking Statements 3 This presentation may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the Safe Harbor Provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provision. Forward-looking statements can be identified by the use of words such as "estimate," "project," "believe," "intend," "anticipate," "plan," "seek," "expect" and words of similar meaning. These forward-looking statements include, but are not limited to: • statements of our goals, intentions and expectations; • statements regarding our business plans, prospects, growth and operating strategies; • statements regarding the asset quality of our loan and investment portfolios; and • estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; changes in laws or government regulations or policies affecting financial institutions, including changes in our primary regulator, in regulatory fees and capital requirements; our ability to enter new markets successfully and capitalize on growth opportunities; our ability to successfully integrate acquired entities, if any; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board the Securities and Exchange Commission and the Public Company Accounting Oversight Board; changes in our organization, compensation and benefit plans; changes in the financial condition or future prospects of issuers of securities that we own; and the impact on our operations of the memorandum of understanding, the supervisory agreements and the anticipated Individual Minimum Capital Requirement imposed on us by the Office of Thrift Supervision. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date of this presentation. Except as required by applicable law or regulation, we do not undertake, and specifically disclaim any obligation to update any forward-looking statements that may be made from time to time by or on behalf of the company. Please see "Risk Factors" beginning on page 22 of the prospectus dated November 12, 2010.

Investment Thesis Proven management team $800+ million, well capitalized franchise Business strategy designed for growth and profitability Strategy to maximize return on capital Creates solid value for shareholders Opportunity to participate in recapitalization Opportunity to participate in Florida economic recovery 4

Proven Management Team Sovereign Chairman from 1986 to 2006 Grew assets from $0.5 billion to $90 billion Acquired 30 banks or financial services firms Generated superior shareholder returns Sovereign 20 Year Performance SNL Bank Index S&P 500 SOV 5 Jay Sidhu, Executive Chairman Source: SNL Financial

Proven Management Team Tom Frankland, President and CEO Former President and COO of CNB Florida Bancshares Sold to The South Financial Group in July 2004 at 288% of book value Successfully built highly productive sales culture while expanding into new markets COO of Mercantile Bank, The South Financial Group's Florida bank PriceWaterhouseCoopers Partner in financial services industry group 6 6 Source: SNL Financial

Proven Management Team Bob Larison, COO Atlantic Coast Bank Tom Wagers, Sr., CFO Barnett Bank Jonathan Lewis Allied Home Mortgage Exec. VP Mortgage Capital Corporation Maureen Britz Home Bank / Banco Senior VP SBA Lending Popular Phillip Buddenbohm SunTrust Chief Risk Officer 7

Scalable Banking Franchise 8 Scalable banking platform Key operational areas in place 11 branch network 7 in NE Florida (Jacksonville) 4 in SE Georgia Management skilled in building franchise value building franchise value building franchise value building franchise value building franchise value building franchise value building franchise value building franchise value building franchise value

Georgia and Florida Franchise 9

Greater Jacksonville Florida Market 14th largest city in US 1.1 million residents Strong demographic trends Grew 10% in past decade Diverse economy Aerospace - Technology Finance - Manufacturing Life Sciences - Supply Logistics Port - US Naval Operations 10

Southeastern Georgia Stable Market Atlantic Coast Bank founded in 1939 Primarily agricultural area Low cost deposits Loyal customers # 1 deposit market share in Ware County with 28% of deposits * * Source: FDIC 11

Loan Portfolio 12 $587 Million at 9/30/10 (CHART)

Stabilizing Financial Operation Improving and stabilizing asset quality year over year Non-performing assets peaked in 2Q09 Collateral values beginning to stabilize Focus on profitability by building fee-driven products and services and diversifying revenue streams Mortgage banking Small Business lending Well-capitalized prior to conversion offering Total risk based capital ratio of 10.70% at 9/30/10 Leverage ratio of 5.60% at 9/30/10 Anticipate well capitalized status as of 12/31/10 13

2009 2008 2010 Sale of Lake City Branch Sidhu joined as Executive Chairman Dividend cut from $0.09 to $0.01, suspended later in the year Suspended SERP contributions Implemented aggressive charge- off policy Discontinued higher risk loan products Discontinued loan pool purchases and CRE participations Sold $10 mm in NPLs from 2008 to 9/30/2010 Frankland joined as President and CEO 14 Preserving Capital and Improving Asset Quality

Non Performing Asset Composition 15 Total NPAs: $30.2 million NPLs $21.6 million OREO $8.6 million NPL/Loans: 3.67% NPA/Assets: 3.38% Reserves/Loans: 1.87% NCOs/Loans: 3.68%* *annualized $30 Million at 9/30/2010 (CHART)

Net Charge-Offs 16 * 4Q'2010 projected to be approximately $4.6 million. ($ in millions)

17 Quarterly NPAs (CHART) ($ in millions) * 4Q'2010 projected to be approximately $38.1 million.

Peer Asset Quality Trends 18 Appraisal peer group comprised of ABBC, BFIN, CITZ, FDEF, FPTB, FSBI, JFBI, LEGC, MFSF and RVSB. Financial data for peers as of 9/30/10. (CHART) Source: SNL Financial

Recent Developments Supervisory Agreement dated 12/10/10 No material change from prior disclosures Largest loan relationship Became non-performing in Q4'2010 Additional reserve of $1.6 million to be taken in Q4'2010 Negotiations and court actions favorable to Bank NPAs at 12/31/10 expected to be $38.1 million Provision expense for Q4'2010 expected to be $7.0 million Total assets projected to be approx. $830 million at 12/31/10 Expect to apply for Small Business Lending Fund which, if approved, would increase Tier 1 capital by approx. $15 million 19

20 Core Profitability Overview ($ in millions) (CHART) 2007 2008 2009 Estimated 2010 Net Income (Loss) (GAAP) $1,115 ($2,845) ($29,335) ($14,100) Income tax (benefit) expense $130 ($3,233) $6,110 $0 Provision for loan losses $2,616 $13,948 $24,873 $21,300 Goodwill impairment $0 $0 $2,811 $0 Aborted second step conversion expenses $1,762 $0 $0 $0 Other-than-temporary-impairment $0 $0 $4,467 $0 Pre-tax, pre-provision earnings adjusted for certain charges (PTPP Earnings) (Non-GAAP) $5,623 $7,870 $8,926 $7,200

Strategic Growth Plan Organic Opportunities Expanding mortgage banking Expanding small business lending Hiring experienced bankers Focusing on deposit market share FDIC assisted acquisitions Limited credit risk Discount asset purchases Value creation potential M&A Opportunities Small bank acquisitions Branch acquisitions Peer to peer mergers 21 With Existing Capital With Supplemental Capital

22 Maximize Return on Capital Exceed well-capitalized status Focused approach to growth Implementing organic growth strategy Seek opportunities to expand franchise Potential additional capital infusion based on market conditions after 6 months Focus on protecting existing shareholders through potential supplemental offering

Conversion Rationale Further strengthen capital Flexibility of fully public structure Organic growth and acquisitions Shareholder liquidity Access to capital markets 23

Transaction Structure 24 Atlantic Coast Federal, MHC (owns 65.1% of common stock) Public Stockholders (own 34.9% of common stock) Atlantic Coast Bank Current Structure Atlantic Coast Financial Corporation Atlantic Coast Bank Public Stockholders (own 100% of common stock) Post Conversion Structure Atlantic Coast Federal Corporation

Management Aligned with Shareholder Interests ESOP intends to buy 4% of the offering to provide incentives for employees. 25

Solid Investment Value 26 *Based on information contained in our press release dated January 10, 2011, our estimated capital at 12/31/2010 would be $45.2 million. As such, our price/pro forma tangible shareholders equity per share would be 45.02%, 50.66%, 55.84% and 61.29% for the minimum, midpoint, maximum and adjusted maximum, respectively. (1) Based on peer group data in the prospectus as of August 20, 2010.

Offering Summary Listing/Ticker: Price Per Share: Shares Offered in Conversion: Gross Proceeds: Maximum Purchase Limitation: (Individual/Group) ACFC (1) $10.00 1,700,000 - 2,645,000 (2) $17.0 million - $26.5 million (2) Up to 5% of common stock sold in the offering Shares currently trade on the Nasdaq Global Market. For the first 20 days after the closing, shares will trade under the symbol "ACFCD". Based on the range from the minimum to the adjusted maximum of the independent valuation appraisal. Based on offer price of $10.00 per share. 27

Questions? 28 Stock Information Centers Overnight Delivery: 18 Columbia Turnpike Florham Park NJ, 07932 Hand Delivery: 505 Haines Avenue Waycross, GA 31501 10328 Deerwood Park Boulevard Jacksonville, FL 32256 877-643-8197 10:00 a.m. to 4:00 p.m. (ET) Monday - Friday